Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited second quarter 2019 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Asset-Based Segment – Highlights of Projected Operating Impacts

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Additional union vacation expense in third quarter 2019, relative to third quarter 2018, is estimated to be approximately $1.5 million.  The year-over-year fourth quarter 2019 vacation expense, relative to fourth quarter 2018, is estimated to increase approximately $1 million.

•	Asset-Based shared services costs in the third quarter of 2019 are expected to increase by approximately $4 million over the prior-year period.
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Additional technology costs versus 2018 comparable periods are expected to be approximately $2 million in third quarter 2019 and $8 million for the full year of 2019, which represents a decrease from the previously estimated figure of $10 million.  The third quarter 2019 estimate would result in an expense increase of $1 million versus second quarter 2019.

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In recent years, the historical average sequential change in ArcBest’s asset-based operating ratio in the third quarter, versus the second quarter, has been roughly flat. The second quarter to third quarter sequential operating ratio change could be different than the historical range due to various factors, including the higher level of shared services and technology costs, which are described above, and the $1.6 million gain on sale of property in second quarter 2019. ABF Freight expects to take delivery of the large majority of its 2019 replacement tractors in the third and fourth quarters versus those deliveries occurring more evenly between quarters in recent years, thus impacting third quarter equipment depreciation costs.

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During years in which ArcBest’s internal forecasts indicate an expectation of paying the Annual Union Profit-Sharing Bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection.

July 2019 Business Update – Asset-Based Segment

Statistics for July 2019 have not been finalized. Preliminary Asset-Based financial metrics and business trends for the month of July 2019, compared to July 2018 are as follows:

•	Daily Billed Revenue decreased approximately 1%.
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Total Tonnage/Day decreased approximately 1.5% with high-single digit percentage decrease in LTL-rated tonnage offset by double digit percentage increases in TL-rated spot shipments moving in the Asset-Based network.

•	Shipments/Day decreased approximately 3%.
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Total Billed Revenue/CWT increased approximately 0.5% as a high-single digit percentage increase in LTL Billed Revenue/CWT, excluding fuel surcharge,  was offset by lower Revenue/CWT on an increased number of TL-rated spot shipments moving in the Asset-Based network related to available truckload capacity in 2019 versus the tight truckload market in 2018.   As a reminder, in third quarter 2018, Total Billed Revenue/CWT increased 10.1%.

•	Total Billed Revenue/Shipment increased 2% with similar increases on LTL-rated shipments.
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Total Weight/Shipment increased approximately 1.5%, with the weight/shipment on LTL‑rated shipments down approximately 5%.  The reduction in LTL‑rated weight/shipment is the result of changes in account mix.

There will be 63.5 working days in the third quarter compared to 63 days in the third quarter of 2018.

Asset-Light ArcBest Segment – Highlights of Projected Operating Impacts

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As seen in the first half of 2019, elevated costs associated with long-term strategic development of ArcBest’s owner-operator and contract carrier capacity will continue for the remainder of the year and will increase the expenses of the Asset-Light ArcBest segment by approximately $0.5 million in both the third and fourth quarters of 2019, compared to the same periods in 2018.

July 2019 Business Update – Asset-Light ArcBest Segment [Excluding FleetNet]

Statistics for July 2019 have not been finalized. For the Asset-Light ArcBest segment, not including FleetNet, preliminary revenue per day decreased approximately 4.5% and purchased transportation expense was approximately flat versus the same period in 2018.  Available truckload capacity in the current year compared to the tight capacity environment in the prior-year period has led to lower revenue per shipment and reduced demand for expedite services compared to 2018 record levels.  Managed Solutions continues to have a positive impact on the Asset-Light business.

ArcBest Consolidated – Highlights of Projected Operating Impacts

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In the third quarter of 2019, we currently estimate the loss in the “Other and eliminations” line to approximate $5 million.  In 2019, we expect the loss in this line to total approximately $25 million.

•	ArcBest expects third quarter 2019 net interest expense to approximate $1 million, and $5 million in full year 2019. Net interest expense totaled $1.2 million in second quarter 2019.
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ArcBest expects the non-GAAP “Other net” expense to approximate $0.5 million in third quarter 2019 and $1.9 million for full year 2019. Non-GAAP “Other net” expense totaled $0.5 million in second quarter 2019.

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ArcBest currently expects the full year 2019 tax rate to be approximately 26% to 27%, while the effective rate in any quarter may be impacted by items discrete to that period. The non-GAAP effective tax rates of 26.6% for second quarter 2019 and 25.4% for second quarter 2018 were used to calculate the non-GAAP net income and EPS amounts for the respective quarters.

Additional Detailed Information

Asset-Based Segment

Excluding fuel surcharge, the increase in second quarter billed Rev/Cwt on Asset-Based, LTL‑rated freight was in the high‑single digits.  ArcBest secured an average 3.1% increase on Asset-Based customer contract renewals and deferred pricing agreements negotiated during the second quarter.

Asset-Based quarterly daily total tonnage decreased 3.4% versus last year’s second quarter.  For second quarter, by month, Asset-Based daily total tonnage versus the same period last year decreased by 3.8% in April, decreased by 2.6% in May and decreased by 3.4% in June.  However, in second quarter, truckload-rated shipments in the ABF Freight Asset‑Based network increased over the prior year, with a double-digit percentage increase in June, which has continued through July.  It is important to remember that unlike what we reported in most of the first half of 2019, for the remainder of this year we will be comparing back to monthly periods in 2018 that reflected increases in total pounds per day.

As we have mentioned before, ABF Freight’s current five year labor agreement, effective as of April 1, 2018, included additional vacation time for many union employees.   The additional week of vacation is being expensed as it is earned for anniversary dates that begin on or after April 1, 2018.  As a result, vacation costs increased approximately $2.2 million in second quarter 2019 versus second quarter 2018. The quarterly costs associated with the additional vacation time, which have gradually increased since the April 1, 2018 contract effective date, will continue to result in year-over-year increases for the remainder of the year.  The increase in additional union vacation in third quarter 2019, relative to third quarter 2018, is estimated to be approximately $1.5 million.  The year-over-year fourth quarter 2019 increase, relative to fourth quarter 2018, is estimated to be approximately $1 million.

Asset-Based shared services costs in the third quarter of 2019 are expected to increase by approximately $4 million over the prior-year period. The increase is primarily related to enhancing the customer experience and initiatives for more efficient and streamlined delivery of customer relationship services which reflect investments in digital advertising, technologies and personnel.

Technology Initiatives - Update

ArcBest now expects that the previously disclosed additional technology costs in our Asset-Based business will be approximately $8 million during 2019, a decrease from the previously estimated figure of $10 million. These additional costs equaled approximately $1 million in second quarter 2019.  They are estimated to be approximately $2 million in third quarter 2019 and approximately $3 million in fourth quarter 2019.  Creating a best-in-class customer experience is a fundamental part of our growth strategy and we will continue to make investments in technology, equipment and other areas as customers’ needs evolve.  If successful, ArcBest expects there would be future benefits from the broader application of these initiatives in its business.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees would be eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount must include the related benefit expense estimated under this plan. The potential bonus would be based on union employee earnings for the full year.  While impacted by business and associated labor levels, we estimate that one percent of ABF Freight’s annual union employee earnings would equate to approximately $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

“Other and eliminations” line within Operating Income on the Operating Segment Data and Operating Ratios statement

In the third quarter of 2019, we currently estimate the loss in the “Other and eliminations” line to approximate $5 million.  In 2019, we expect the loss in this line to total approximately $25 million. The loss reported in the “Other and eliminations” line was $4.1 million in second quarter 2019 compared to a loss of $5.0 million in second quarter 2018.  On a year-to-date basis, the loss in the “Other and eliminations” line was $12.4 million compared to a loss of $10.3 million during the same period in 2018.  The increase in the loss is primarily related to technology investments as further described below.

The 2019 estimated increase versus 2018 is primarily related to investments in the design and development of digital business platforms.  These types of investments to develop and design various technology and innovations occur within the ArcBest Technologies subsidiary which is included in the “Other and eliminations” line and are required to be expensed when incurred.  This line also includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.  Shared services represent costs incurred to support all segments including sales, pricing, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. We expect the quarterly loss in the “Other and eliminations” line to vary throughout 2019 as a majority of this item relates to our shared services which will primarily be allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore will fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, typically the first and fourth quarters of the year.

Interest expense

Interest expense, net of interest income, was $1.2 million in second quarter 2019.  ArcBest expects third quarter 2019 net interest expense to approximate $1 million, and $5 million in full year 2019.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement, primarily includes the costs associated with nonunion pension and postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, the remaining costs were $0.5 million in second quarter 2019 and $0.2 million in second quarter 2018. ArcBest expects the non-GAAP “Other net” expense to approximate $0.5 million in third quarter 2019 and $1.9 million for full year 2019.

	Three Months Ended
	June 30
	2019	2018
	(in millions)
Other, net - income (costs)
Amounts on GAAP basis	$(0.4)	$(1.1)
Non-GAAP Adjustments:
Life insurance proceeds and changes in cash surrender value	(0.5)	(0.8)
Nonunion pension expense, including settlement, pre-tax	0.4	1.7
Non-GAAP amounts	$(0.5)	$(0.2)

As previously disclosed, ArcBest is in the process of terminating its nonunion defined benefit pension plan, which is expected to occur by the end of 2019.  In the second half of 2019, nonunion pension expense, including settlement charges, is estimated to total approximately $2 million and cash funding is estimated to total approximately $6 million. The pension settlement charges and the actual amount required to fund the plan are dependent on several factors including the value of plan assets and the cost of annuity contracts.

Tax Rate

ArcBest’s second quarter 2019 and year-to-date effective GAAP tax rates were 27.4% and 27.1%, respectively.  The “Effective Tax Rate Reconciliation” table on Page 9 of ArcBest’s second quarter 2019 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The non-GAAP effective tax rates of 26.6% for second quarter 2019 and 25.4% for second quarter 2018 were used to calculate the non-GAAP net income and EPS amounts for the respective quarters.  ArcBest currently expects the full year 2019 tax rate to be approximately 26% to 27%, while the effective rate in any quarter may be impacted by items discrete to that period.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.